Exhibit 99.1

Astrotech Corporation
401 Congress, Suite 1650
Austin, Texas
512.485.9520
fax: 512.485.9531
www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH ANNOUNCES ADOPTION OF LIMITED DURATION SHAREHOLDER RIGHTS PLAN

Austin, Texas, July 30, 2009 – Astrotech Corporation (NASDAQ: ASTC) announced today that its Board of Directors has adopted a limited duration shareholder rights plan (the “Rights Plan”), pursuant to which a dividend distribution of one preferred share purchase right will be made for each outstanding share of common stock. The rights will not be exercisable unless a person or group becomes, or launches a tender offer to become, the beneficial owner of 15% or more of the Company’s outstanding common stock (including derivative positions), subject to certain exceptions. The Rights Plan will not apply to existing shareholders who beneficially own 15% or more of Astrotech’s existing shares of common stock, unless and until they acquire beneficial ownership of additional shares of Astrotech’s outstanding common shares as described in the Rights Plan. The Rights Plan, which is similar to the rights plans of many other public companies, has a limited term of one year and will expire on August 10, 2010, unless the rights are earlier redeemed or exchanged by Astrotech.

The Company indicated that the Rights Plan is not a response to any current accumulation of shares or specific effort to acquire control of Astrotech.

Astrotech will file a Form 8-K and Form 8-A with the United States Securities and Exchange Commission that will contain additional information regarding the terms and conditions of the Rights Plan.

About Astrotech Corporation
Astrotech is one of the first commercial space companies and remains a strong entrepreneurial leader in the aerospace industry. The Company serves our government and commercial satellite and spacecraft customers with our pre-launch services from our Astrotech Space Operations (ASO) subsidiary and incubates space technology businesses now having formed three companies; the 1st Detect Corporation, which is developing a breakthrough mini-mass spectrometer first created for the International Space Station; Astrogenetix, Inc., which is producing biotech products in space and has recently developed a vaccine candidate for Salmonella; and AirWard Corporation, which is drawing on its space heritage of sending cargo to space by selling hazardous material containers for the airline industry.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512.485.9520
shaywood@astrotechcorp.com